Exhibit 10.6

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

LICENSE AGREEMENT

Between: THE UNIVERSITY OF BRITISH COLUMBIA

and

ABCELLERA BIOLOGICS INC.

Schedules

“A” Description of “Technology”

“B” Payment Report

“C” UBC License Agreement Annual Report

“D” Address for Notices & Payment Instructions

LICENSE AGREEMENT

BETWEEN:

THE UNIVERSITY OF BRITISH COLUMBIA, a corporation continued under the University Act of British Columbia with offices at #103-6190 Agronomy Road, Vancouver, British Columbia, V6T 1Z3

(“UBC”)

AND:

ABCELLERA BIOLOGICS INC., a corporation incorporated under the laws of British Columbia, with a registered office at P.O. Box 10424, Pacific Centre, 1300 - 777 Dunsmuir Street, Vancouver, BC, V7Y 1K2

(the “Licensee”)

WHEREAS:

A. UBC has been engaged in research during the course of which it has invented, developed and/or acquired certain technology, which research was undertaken by Dr. Carl Hansen of the UBC Department of Physics and Astronomy (the “Investigator”);

B. It is UBC’s objective to mobilize its technology for the public benefit, and in a manner consistent with its Global Access Principles, and status as a non-profit, tax exempt educational institution; and

C. The Licensee and UBC have agreed to enter into this license on the terms and conditions set out in this Agreement.

THE PARTIES AGREE AS FOLLOWS:

1.0	DEFINITIONS

1.1 In this Agreement:

(a)

“Affiliated Company” or “Affiliated Companies” means two or more corporations if the relationship between them is one in which one of them is a subsidiary of the other, or both are subsidiaries of the same corporation, or 50% or more of the voting shares of each of them is owned or controlled by the same person, corporation or other legal entity;

(b)	“Agreement” means this license agreement;

(c)	“Annual License Fee” is defined in Article 6.1;

(d)	“Annual Report” means a report in the form referred to in Article 12;

(e)	“Antibody Field of Use” means Microfluidic devices, instrumentation, methods, and other items specifically for the combination of:

(i)	the analysis of antibodies expressed by single cells for the purpose of identifying, screening, selecting or producing antibodies, followed by

(ii)	the genetic analysis of single cells for the purpose of identifying, screening, selecting or producing antibodies;

(f)	“Cellular Components” means substances or products of cells such as proteins or antibodies that are discovered or generated using the Technology or Improvements;

(g)	“Confidential Information” means all information, regardless of its form:

(i)

disclosed by UBC to the Licensee and designated by UBC as confidential, whether orally or in writing, including without limitation all information and documents related to the Technology or any Improvements (including all derived analyses and conclusions) and the terms and conditions of this Agreement; or

(ii)	disclosed by the Licensee to UBC and which is clearly identified in writing as “Confidential”,

except that “Confidential Information” does not include information:

(iii)

possessed by the recipient (the “Recipient”) before receipt from the disclosing party (the “Discloser”), other than through prior disclosure by the Discloser, as evidenced by the Recipient’s business records;

(iv)	published or available to the general public otherwise than through a breach of this Agreement;

(v)	obtained by the Recipient from a third party with a valid right to disclose it, provided that the third party is not under a confidentiality obligation to the Discloser; or

(vi)	independently developed by employees, agents or consultants of the Recipient who had no knowledge of or access to the Discloser’s information as evidenced by the Recipient’s business records;

(h)	“Cluster” means populations of 100 or fewer single cells;

(i)	“Core Patents” means collectively the rights in and to any and all inventions which are disclosed in the patent applications identified in Schedule “A”, including:

(i)

counterparts, continuations, divisionals, continuing prosecution applications, and requests for continued examinations, extensions, term restorations, renewals, reissues, re-examinations, or substitutions thereof;

(ii)	corresponding international patent applications;

(iii)	corresponding foreign patent applications, including supplementary protection certificates and other administrative protections; and

(iv)	international and foreign counterpart patents resulting therefrom,

all of which will be deemed added, from time to time, to Schedule “A”;

(j)	“Core Technology” means the Core Patents and any directly related knowledge, know-how and/or technique or techniques developed before the Start Date by the Investigator while employed at UBC;

(k)	[***];

(l)	“Digital PCR Field of Use” means use of the inventions disclosed and/or claimed in the Digital PCR Patents in the field of Microfluidics;

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(m)

“Digital PCR Improvements” means improvements, variations, updates, modifications, and enhancements relating to the Digital PCR Patents that are made and/or acquired by the Investigator while employed by UBC or UBC employed researchers working under the direction of the Investigator;

(n)	“Digital PCR Patents” means:

(i)	international patent application number PCT/CA2008/001985 entitled “Microfluidic Device and Method of Using Same” and

(ii)	any patents and patent applications filed to cover Digital PCR Improvements,

and, with respect to both (i) and (ii) above, all:

(iii)

counterparts, continuations, divisionals, continuations-in-part, continuing prosecution applications, requests for continued examinations, extensions, term restorations, renewals, reissues, re-examinations, substitutions thereof;

(iv)	corresponding international patent applications;

(v)	corresponding foreign patent applications, including supplementary protection certificates and other administrative protections;

(vi)	and international and foreign counterparts resulting therefrom;

(o)	“Effective Termination Date” means the date on which this Agreement is terminated under Article 18;

(p)	“Excluded Fields of Use” means individually and collectively the Single Cell Field of Use, Diagnostics Field of Use, Sample Preparation for Sequencing Field of Use, and Nanoparticle Field of Use;

(q)	“First Use of the Technology” means the earlier of either:

(i)	the first use of the Technology or any Improvement, or

(ii)	the first sale of a Product or provision of a Service,

in exchange for valuable consideration;

(r)	“FOU Patents” means collectively the rights in and to any and all inventions which are disclosed in the patent applications identified in Schedule “A-1”, including:

(i)

counterparts, continuations, divisionals, continuing prosecution applications, and requests for continued examinations, extensions, term restorations, renewals, reissues, re-examinations, or substitutions thereof;

(ii)	corresponding international patent applications;

(iii)	corresponding foreign patent applications, including supplementary protection certificates and other administrative protections; and

(iv)

international and foreign counterpart patents resulting therefrom, all of which will be deemed added, from time to time, to Schedule “A-1” for use in fields of use wholly outside the Excluded Fields of Use;

(s)	“FOU Technology” means the FOU Patents and any directly related knowledge, know-how and/or technique or techniques developed before the Start Date by the Investigator while employed at UBC;

(t)	“Improvements” means collectively the UBC Improvements, Licensee Improvements and Joint Improvements. For clarity, Improvements do not include Cellular Components;

(u)	“Initial License Fee” is defined in Article 3.6;

(v)	“Investigator” is defined in Recital “A”;

(w)	“Joint Improvements” means improvements, variations, updates, modifications and enhancements relating to the Technology made and/or acquired at any time after the Start Date:

(i)	solely by the Investigator while employed at UBC and/or any UBC researchers working under the direction of the Investigator, and

(ii)

the Licensee, which improvements, variations, updates, modifications or enhancements cannot be legally used or practiced without infringing the Patents. For greater clarity Joint Improvements will not include (and will specifically exclude) any Digital PCR Improvements;

(x)

“Licensee Improvements” means improvements, variations, updates, modifications and enhancements relating to the Technology made and/or acquired at any time after the Start Date by the Licensee, which improvements, variations, updates, modifications or enhancements cannot be legally used or practiced without infringing the Patents.; For greater clarity, improvements, variations, updates, modifications and enhancements relating to the Technology made and/or acquired at any time after the Start Date by either:

(i)	the Investigator as an employee of, or consultant to, the Licensee while concurrently holding an academic position or position of employment at UBC; or

(ii)	by any other researcher as an employee of, or consultant to, the Licensee while concurrently holding an academic position or position of employment at UBC;

will not be treated as Licensee Improvements and will instead be treated as, and included in, UBC improvements;

(y)

“Microfluidic(s)” means transporting fluids or gasses using chips or other substrates having at least one well, via, reservoir, reaction chamber, valve, or channel with a feature size of 500 microns or less, including associated instruments and devices to the extent used to perform such microfluidics;

(z)

“Nanoparticle” means an homogeneous particle comprising more than one component material (for instance nucleic acid, protein, lipid, etc.) and having a smallest dimension that is less than 250 nanometers;

(aa)	[***];

(bb)	“Objectionable Material” is defined in Article 10.3;

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(cc)	“Patents” means collectively the Core Patents and the FOU Patents. For greater clarity the Patents will not include (and will specifically exclude) the Digital PCR Patents;

(dd)	“Payment Report” means a report in the form referred to in Article 12 setting out in detail how the amount of Revenue and Sublicensing Revenue was determined;

(ee)

“Product(s)” means any product, the manufacture, use, importation, sale or offer for sale of which in the absence of this Agreement would constitute an infringement of a Valid Claim of the Patents or any Valid Claim of a patent filed to cover or claim any Improvement(s);

(ff)	“Qualified Investment” means completion of an equity financing under which shares of the Licensee are acquired for net proceeds to the Licensee of not less [***];

(gg)

“Research Chair Agreement” means the chair agreement entered into between UBC and a 3rd party industry sponsor on January 25, 2011 which supports research and development activities of the Investigator and UBC employed researchers working under the direction of the Investigator;

(hh)

“Revenue” means and includes all revenues, development fees or commercialization fees, receipts, money, and the fair market value of any shares or other securities when such securities are liquid and transferable free of any mandatory hold period and all other consideration received and/or collected directly or indirectly by the Licensee, whether by way of cash, cash receipts, cheques, bank drafts, credit, money orders or other value, from the marketing and manufacturing, sale lease, use or distribution of the Technology and Improvements or any Products or Services in any or all parts of the world. Revenues will also include fees that are characterized as research or development fees but solely to the extent such fees are in excess of the direct reimbursement for the actual costs of research and development (including a reasonable allocation of overhead) incurred by the Licensee relating to the Technology and Improvements (which direct reimbursement may be in the form of payments in the form of reasonable and typical FTE rates), and that any amounts received by the Licensee as reimbursement for the actual costs of research and development shall not be included;

(ii)	“Royalty Due Dates” means the last day of March, June, September and December of each year during the Term;

(jj)	[***];

(kk)

“Services” means any method or service that is performed, provided or sold by the Licensee for an unrelated third party which in the absence of this Agreement would infringe a Valid Claim of the Patents or any Valid Claim of a patent filed to cover or claim any Improvement(s), or which utilizes or incorporates a Product;

(ll)	[***];

(mm)	“Start Date” means December 8th, 2013;

(nn)

“Sublicensing Revenue” means all revenues, receipts, monies, and the fair market value of any shares or other securities and all other consideration directly or indirectly collected or received whether by way of cash, credit or other value received by the Licensee under each agreement relating to sublicense, grant or transfer of the Licensee’s rights in the Technology and any Improvements, and/or any Products or Services whether by way of sublicense, assignment development agreement or otherwise. Without limiting the generality of the forgoing Sublicensing Revenue will include all:

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(i)

milestone payments, royalties, license fees, option fees, and the fair market value of all consideration received in connection with any assignment or transfer of the Licensee’s rights in the Technology and any Improvements, and/or any Products or Services; and

(ii)	research or development fees in excess of the direct reimbursement for the actual costs of such research and development incurred by the Licensee under a written research plan and agreement,

received by the Licensee from any sublicensee or assignee relating to the Licensee’s rights in the Technology, Improvements, Products or Services;

(oo)	“Technology” means collectively the Core Technology and the FOU Technology;

(pp)	“Term” is defined in Article 17.1;

(qq)	“UBC Improvements” means improvements, variations, updates, modifications and enhancements relating to the Technology made and/or acquired at any time after the Start Date by:

(i)	the Investigator while employed at UBC, or

(ii)	any UBC researcher working under the direction of the Investigator;

which improvements, variations, updates, modifications or enhancements cannot be legally used or practiced without infringing the Patents. For greater clarity UBC Improvements will not include (and will specifically exclude) any Digital PCR Improvements;

(rr)	“UBC Trade-marks” means any mark, trade-mark, service mark, logo, insignia, seal, design, symbol or device used by UBC in any manner at all; and

(ss)	“Valid Claim” means:

(i)	a claim in any issued and unexpired patent that has not been:

(A)	abandoned or disclaimed; or

(B)

held invalid by a decision by a court or other appropriate body of competent jurisdiction, provided, however, if the decision of such court or body is later reversed or otherwise becomes nonbinding, such claim shall be reinstated as a Valid Claim; or

(ii)

a claim in any pending patent application that has not been held unpatentable by a final decision of the relevant patent office; provided, however, that such claim is diligently and continuously prosecuted to a final patent office decision within 6 years of when it could have been originally presented in an application and if the decision of such patent office is later reversed or otherwise becomes nonbinding, such claim shall be reinstated as a Valid Claim; which for the purposes of this Agreement shall be treated as if such pending claim were issued in its then current form.

2.0	PROPERTY RIGHTS IN & TO THE TECHNOLOGY

2.1 UBC and the Licensee acknowledge and agree that:

(a)	UBC owns all right, title and interest in and to the Patents, the Digital PCR Patents, the Digital PCR Improvements, the UBC Improvements and the Joint Improvements;

(b)	the Licensee will own all right, title and interest in and to the Licensee Improvements.

2.2 The Licensee will, at the request of UBC, sign all documents as may be required to ensure that ownership of the Patents, the Digital PCR Patents, the Digital PCR Improvements, the UBC Improvements and the Joint Improvements vest and remain with UBC.

2.3 On the last working day of June and December of each year during the Term, the Licensee will give notice to UBC of the details of all Improvements which the Licensee and any sublicensees of the Licensee have developed and/or acquired during the previous 6 month period.

3.0	GRANT OF LICENSE

3.1 Subject to Article 3.5 and the condition precedent in Article 6.4, UBC grants to the Licensee on the terms and conditions set out in this Agreement:

(a)	a worldwide, exclusive license to use and sublicense the Core Technology and to manufacture, have made, distribute and sell the Products and provide Services made from or based on the Core Technology;

(b)

a worldwide, exclusive license to use and sublicense the FOU Technology solely within the Antibody Field of Use (but not the Excluded Fields of Use), and to manufacture, have made, distribute and sell Products and provide Services made from or based on the FOU Technology solely within the Antibody Field of Use (but not the Excluded Fields of Use); and

(c)

a worldwide, exclusive license to use and sublicense the UBC Improvements and/or Joint Improvements solely within the Antibody Field of Use (but not the Excluded Fields of Use), and to manufacture, have made, distribute and sell Products and provide Services made from or based on the UBC Improvements and/or Joint Improvements solely in the Antibody Field of Use (but not the Excluded Fields of Use).

3.2 For greater clarity it is confirmed that:

(a)

all UBC Improvements and/or Joint Improvements made and/or acquired after the Start Date will be licensed to the Licensee solely within the Antibody Field of Use, and that the Licensee will have no right to practice such UBC Improvements and/or Joint Improvements in the Excluded Fields of Use; and

(b)

except for the rights expressly granted to the Licensee under this Agreement, no other license, right, title or interest of any nature whatsoever is granted hereunder to Licensee by implication, estoppel, reliance or otherwise. Without limiting the generality of the foregoing, Licensee acknowledges that nothing in this Agreement confers by implication, estoppel, reliance or otherwise any license, right or freedom to operate to or under:

(i)	the Digital PCR Patents and/or any Digital PCR Improvements;

(ii)

any other intellectual property rights owned by UBC (or licensed by UBC to any third party), regardless of whether such other intellectual property rights are dominant or subordinate to the Technology or any UBC Improvements or Joint Improvements.

(c)

during the Term of this Agreement any technology, UBC Improvements, Joint Improvements and/or Digital PCR Improvements developed by the Investigator, or by any researcher working under the direction of the Investigator, will be disclosed to UBC. The Licensee acknowledges that UBC will then have the right to disclose such technology; UBC Improvements, Joint Improvements and/or Digital PCR Improvements under a confidentiality agreement to 3rd party research sponsors and licensees of UBC’s in the Excluded Fields of Use and/or the Digital PCR Field of Use and such 3rd party research sponsors or licensees shall, depending on their agreements with UBC have the right to either:

(i)

obtain a royalty-bearing, exclusive or non-exclusive license to use and exploit the technology, UBC Improvements, Joint Improvements and/or Digital PCR Improvements in one or more of the Excluded Fields of Use or the Digital PCR Field of Use; or

(ii)

include such technology, UBC Improvements, Joint Improvements and/or Digital PCR Improvements under an existing license within one or more of the Excluded Fields of Use or the Digital PCR Field of Use.

3.3 The license granted under this Agreement is granted only to the Licensee and not to any Affiliated Companies, consent not to be unreasonably withheld or delayed.

3.4 The Licensee will not cross-license the Technology or any Improvements without the prior written consent of UBC, consent not to be unreasonably withheld or delayed.

3.5 The Licensee acknowledges and agrees that UBC may use the Technology and any Improvements without charge in any manner at all for research, scholarly publication, educational and all other non-commercial uses.

3.6 As a condition of UBC granting this license, the Licensee agrees to pay to UBC an initial license fee of [***] (the “Initial License Fee”). The first half of the Initial License Fee, [***] will be paid by the Licensee as soon as possible after execution of this Agreement and in any event no later than 6 months from the Start Date. The second half of the Initial License Fee, [***] will be paid by the Licensee as soon as possible after 6 months from the Start Date and in any event no later than 12 months from the Start Date. Once paid to UBC the Initial License Fee will not be refunded to the Licensee (in whole or in part) under any circumstances.

3.7 UBC may register a financing statement regarding this Agreement under the Personal Property Security Act of British Columbia and/or under similar legislation in those jurisdictions in which the Licensee carries on business and/or has its chief place of business. The Licensee will pay for all costs associated with such registrations.

3.8 The Licensee will give notice to UBC if it is carrying on business and/or locates its chief place of business in a jurisdiction outside British Columbia before starting business in that other jurisdiction. If UBC has registered a financing statement under Article 3.7, the Licensee will file within 15 days of any change in jurisdiction, the appropriate documents in the Personal Property Registries or similar registries outside of British Columbia to document the change in jurisdiction and will provide UBC a copy of the verification statement regarding each filing within 15 days after receiving the verification statement. The Licensee will pay for all costs associated with the registrations under this Article 3.8.

4.0	SUBLICENSING

4.1 The Licensee may not sublicense to [***] without UBC’s consent.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

4.2 Except as provided in this Article 4.2, the Licensee will not grant sublicenses of the Technology and/or any Improvements to Affiliated Companies or other third parties without the prior written consent of UBC, which consent will not be unreasonably withheld or delayed. After obtaining UBC’s consent, the Licensee will provide UBC with a signed copy of each sublicense agreement granted within 30 days of it being signed by the Licensee and the sublicensee. Such sublicense agreements will be considered to be Confidential Information of the Licensee, and will be subject to the Confidentiality provisions of Article 10.0. The Licensee shall not be obligated to obtain UBC’s consent to the granting of a sublicense agreement to any sublicensee that has a market capitalization in excess of [***] and revenues in excess of [***] at the time of the granting of such sublicense agreement. All sublicense agreements shall be consistent with this Agreement and in full compliance with Article 4.3 of this Agreement:

4.3 Any sublicense granted by the Licensee in accordance with Article 4.2 shall be granted only in accordance with the following terms and conditions:

(a)	any sublicense of the Core Technology may be granted in any field of use; and

(b)	any sublicense of the FOU Technology may be granted solely within the Antibody Field of Use (but not within the Excluded Fields of Use) provided that:

(c)	all such sublicense agreements shall be consistent, and not conflict, with the relevant terms of this Agreement;

(d)

all sublicenses must contain covenants by each sublicensee to observe and perform terms and conditions similar to those contained in this Agreement, as reasonably applicable to each sublicensee, including without limitation: Articles 2.1, 3.1, 3.2, 3.3, 3.4, 3.5. 7.6, 7.7, 8.1, 8.2, 8.3, 8.4, 9.1, 9.2, 9.3, 9.4, 10.1, 10.3, 11.1, 12.1, 13.4,18.3, 19.2, 20.1, and 20.2;

(e)

the Licensee will guarantee and remain responsible for the compliance by all its sublicensees with the relevant terms of such sublicense agreements as if such performance were carried out by the Licensee itself. Any breach by a sublicensee may be treated by UBC as a breach by the Licensee of this Agreement and shall entitle UBC, following the delivery of a written notice of default to the Licensee (and if applicable an opportunity to cure any such default of at least 90 days which cure may include Licensee terminating the sublicense with the sublicensee who is in breach) to exercise its termination rights against the Licensee; and

(f)	the Licensee provides to UBC a non-redacted copy of each sublicense agreement entered into by the Licensee within 30 days of signing the sublicense agreement.

4.4 Any sublicense agreement granted by the Licensee will be granted only to the sublicensee and cannot be assigned or further sub-sublicensed (other than to a sub-sublicensee that has a market capitalization in excess of [***] and revenues in excess of [***] at the time of the granting of such sub-sublicense agreement, provided always that such sub-sublicense agreement shall be consistent with this Agreement and in full compliance with Articles 4.2 and 4.3) without the prior written consent of UBC, which consent will not be unreasonably withheld or delayed. All sublicense agreements (and permitted sub-sublicense agreements) must contain covenants by each sublicensee or sub-sublicensee to observe and perform terms and conditions similar to those contained in this Agreement and shall comply with all of the provisions set out in Article 4.3.

4.5 On termination of this Agreement before the end of the Term, any sublicense entered into by the Licensee prior to such termination shall remain in full force and effect so long as the sublicensee is not then in breach of its sublicense agreement, and provided that each such sublicensee:

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(a)

will agree in writing to be bound to UBC as licensor under the terms and conditions of this Agreement to the extent that such terms and conditions apply to the grant of such pre-termination sublicense;

(b)

will negotiate in good faith with UBC an appropriate agreement, or amendment to this Agreement (an “Amendment Agreement”), to substitute itself for the Licensee under terms substantially similar, in the aggregate, the terms of this Agreement, such Amendment Agreement to include the exclusivity or non-exclusivity (as the case may be) and field of use as were granted from the Licensee to the sublicensee prior to the termination;

(c)

shall agree in writing that UBC is not bound by any provision of the Licensee’s sublicense agreement to perform or assume any actions, covenants or obligations that are uniquely personal to the Licensee, or which are not an action, covenant or obligation of UBC under this Agreement: for example research collaboration obligations, warranties or indemnities of the Licensee or any other actions, covenants or obligations of the Licensee related to the use or development of the sublicensed technology; and

(d)

will pay all of UBC’s legal costs that arise in connection with, extending such post-termination rights to the sublicensee, including without limitation all costs that arise in connection with the negotiation of any agreements with the sublicensee including any Amendment Agreement.

5.0	ROYALTIES

5.1 In consideration of the license granted under this Agreement, the Licensee will pay to UBC a royalty equal to:

[***]

5.2 With respect to Revenues, the parties recognize that Licensee may need to obtain additional rights and licenses from arms-iength third parties in order to enable Licensee to use such third-party’s technology (the “Third Party Technology”) to optimally develop, make, use, offer for sale, sell and/or import Products or Services. If Licensee’s total combined royalty burden on Revenue received by the Licensee with respect to any specific Products or Services exceeds the Royalty Stack Cap, as defined below, then the royalty payable by Licensee to UBC on such Revenue shall be adjusted by an amount proportionate to the amount by which the total Royalty Stack exceeds the Royalty Stack Cap, as follows:

[***]

5.3 The royalty is due and payable within 30 days of each respective Royalty Due Date and is to be calculated with respect to the Revenue and the Sublicensing Revenue in the 3 month period immediately before the applicable Royalty Due Date.

5.4 All royalties paid by the Licensee to UBC under this Agreement will be in Canadian dollars without any reduction or deduction of any nature or kind at all. [***].

5.5 Products and Services are deemed to have been sold or provided by the Licensee and included in the Revenue when payment is received by Licensee. The Licensee is deemed to receive Sublicensing Revenue when the consideration is due from the sublicensee.

5.6 Any transaction, disposition, or other dealing involving all or part of the Technology or any Improvements, Products or Services, between the Licensee and another person that is not made at fair market value is deemed to have been made at fair market value, and the fair market value of the transaction, disposition, or other dealing will be added to and deemed part of the Revenue or the Sublicensing Revenue, as the case may be, and will be included in the calculation of royalties under this Agreement.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

6.0	ANNUAL LICENSE FEE AND EQUITY

6.1 The Licensee will pay to UBC, in addition to all other amounts due under this Agreement, an annual license fee as set out in the table below (the “Annual License Fee”):

[***]

The Annual License Fee shall not be refundable under any circumstances, provided that the Annual License Fees that have been paid by the Licensee to UBC can be deducted from royalty payments due to UBC under Article 5.1(a), once the royalty payments for the sale of Products or Services become due.

6.2 In addition to the Initial License Fee under Article 3.6, the Licensee agrees to grant, issue and deliver to UBC on execution of this Agreement common voting shares in the capital of the Licensee (the “UBC Shares”), it being the intention of the parties that the issuance of such UBC Founders Shares to UBC shall represent [***] the total shares in the capital of the Licensee issued by the Licensee to its founding shareholders (being composed of [***] execution of this Agreement. For the purpose of [***] the shares issued by the Licensee to its founders shall be determined on a fully diluted basis taking into account all escrowed shares as if they had been released from escrow, and any rights to acquire any shares of the Licensee under any option, warrant or right of conversion, as if such right had been fully exercised.

6.3 The UBC Shares shall be deemed to be fully paid for by UBC as of the date of issuance and shall be the absolute property of UBC. Neither all nor any portion of the UBC Shares shall be refundable to Licensee under any circumstances.

6.4 UBC will become a party to any shareholders’ agreement entered into between the Licensee and its founders. As a condition precedent to the execution of this Agreement UBC shall have approved in writing the form of this shareholders agreement. Such shareholders agreement shall include:

(a)

tag along rights preventing other shareholders of the Licensee (each a “Selling Shareholder”) from selling any shares of the Licensee to any third party unless the UBC Shares are included, at the option of UBC, in such sale, pro rata based on the total number of shares owned by the Selling Shareholder(s) and UBC, and on the same terms and conditions as those accepted by the Selling Shareholder(s). The shareholders agreement shall provide that these tag along rights will not apply to sales by a Selling Shareholder where the sale is made to a spouse of a Selling Shareholder or to a company controlled by a Selling shareholder; and

(b)	rights for the benefit of UBC that are not less favourable than the rights granted to the other founding shareholders of the Licensee under the terms of such shareholders agreement.

[***].

6.5 Until the Licensee becomes a reporting issuer for equity securities under the Securities Act of British Columbia or under the applicable securities legislation in any other jurisdiction which has jurisdiction over the issuance of shares by the Licensee, the Licensee shall provide to UBC within 90 days after the end of each fiscal year of the Licensee, financial statements of the Licensee prepared by a reputable accounting firm.

6.6 The Licensee will use commercially reasonable efforts to cause all of the UBC Shares to be issued free from any pooling, escrow or other trading restrictions placed on such shares by the Licensee or any regulatory authority having jurisdiction over the Licensee. The Licensee acknowledges and agrees that UBC shall have the right to transfer any or all of the UBC Shares to a company or society of which UBC is the sole shareholder in the case of a company or of which UBC controls the membership, in the case of a society and/or to persons employed by UBC who have made a contribution to the invention or development of the Technology or any UBC Improvements or Joint Improvements, and the Licensee shall take all steps or do such acts as may be reasonably required to allow such transfer or transfers.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

6.7 The Licensee acknowledges and agrees that it will comply with all applicable laws and legislation with respect to the issuance of the UBC shares. If the Licensee files at any time a registration statement or prospectus with any securities authority, including the Securities and Exchange Commission in the U.S., the Licensee will to the fullest extent permitted by applicable securities laws, include the registration of the UBC Shares under such securities registration.

6.8 Until the first Qualified Investment is completed, the Licensee will not allow, or cause, a controlling interest in the Licensee to pass to any person or persons other than those having a controlling interest at the Start Date, whether by reason of purchase of shares or otherwise without the prior written consent of UBC, not to be unreasonably withheld.

6.9 The Licensee further agrees that until the first Qualified Investment is completed:

(a)

the terms of any investment in the Licensee which requires or which might require the issue of shares or securities of the Licensee, including any debt financing or an issue of convertible debt, shall be approved, in advance, in writing, by UBC, which approval will not be unreasonably withheld;

(b)	any issue of shares or securities of the Licensee shall be approved, in advance, in writing, by UBC; and

(c)

after the third anniversary of the Start Date, the Licensee may request that the requirement for the approvals set out in Article 6.10(a) and (b) be waived if the Licensee is of the view that a Qualified Investment will not be required for the operations of the Licensee.

6.10 The Licensee will prior to execution of this Agreement:

(a)	adopt a corporate governance structure that is reasonably acceptable to UBC, and approved by UBC in writing; and

(b)	obtain UBC’s approval in writing of the articles of incorporation of the Licensee.

7.0	PATENTS

7.1 During the term of the Research Chair Agreement and any extension or renewal thereof, UBC will manage the filing, maintenance and prosecution of the Patents. The Licensee may identify any process, use or products arising out of the Technology and any UBC Improvements and/or Joint Improvements that may be patentable, and UBC at the reasonable request of the Licensee may take steps to apply for a Patent in the name of UBC [***].

7.2 On the filing of a Patent application under Article 7.1, the Licensee will become, solely within the fields of use as licensed under Article 3, the licensee of the Patent on the terms and conditions set out in this Agreement.

7.3 Licensee shall pay all costs of applying for, registering and maintaining the Patents. While UBC manages the filing, maintenance, and prosecution of the Patents, and subject to Article 7.5, the Licensee will:

(a)	6 months from Start Date begin paying to UBC a patent management fee equal to [***] of all out of pocket fees, costs and expenses incurred in connection with the Patents; and

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(b)	within 30 days of the date of any UBC invoice pay UBC for all out of pocket fees, costs and expenses incurred in connection with the Patents (both before and after the Start Date).

7.4 Neither the above patent management fee nor the Patent costs will be refunded to the Licensee (in whole or in part) under any circumstances.

7.5 The Licensee will pay UBC [***] the balance of all costs incurred up to the date of execution of this Agreement, regarding any patents or patent applications relating to the Technology and any Improvements licensed under this Agreement in installments as follows;

[***]

7.6 The Licensee will not contest the validity or scope of:

(a)	any Patents licensed under this Agreement;

(b)	any patents developed by the Investigator and/or any UBC researchers working under the direction of the Investigator, and licensed by UBC to a third party; or

(c)	any patents licensed by UBC to [***].

7.7 To the extent that such marking is required by applicable law, the Licensee will ensure proper patent marking for all uses of the Technology and any Improvements licensed under this Agreement and will clearly mark the appropriate Patent numbers on any Products made or Services provided using the Technology and any Improvements.

7.8 If any Improvement is determined to be a Licensee Improvement, the Licensee will manage the filing, maintenance and prosecution of patents related to the Licensee Improvements. On the expiry of the Research Chair Agreement, and on the written request of the Licensee, UBC will transfer to the Licensee responsibility for preparing, filing, prosecuting and maintaining the Core Patents (“Patent Management”) in UBC’s name. UBC will own the Core Patents, the Licensee will be responsible for Patent Management, and will ensure that the Patents broadly claim for UBC’s benefit all inventions disclosed by the Technology and any UBC and Joint Improvements. The Licensee will provide to UBC all material information and documents received, prepared or filed in connection with the Patents, and will notify and obtain UBC’s approval before taking any substantive actions related to the Patent Management. The Licensee will not:

(a)	limit the scope of, or abandon any claim within, or otherwise allow to lapse, any Patent; or

(b)	fail to maintain any Patent;

in any country, without UBC’s prior written approval. If the Licensee intends to abandon, allow to lapse, or not continue the Patent Management of, a Patent in any country, then the Licensee will not less than 30 days before any required action relating to such Patent notify UBC and UBC will then have the right, at its option, to assume the Patent Management of such Patent, in which case such Patent will be excluded from the Patents licensed under this Agreement.

8.0	DISCLAIMER OF WARRANTY

8.1 UBC makes no representations, conditions or warranties, either express or implied, regarding the Technology, any Improvements, Products or Services. Without limitation, UBC specifically disclaims any implied warranty, condition or representation that the Technology, any Improvements, Products or Services:

(a)	correspond with a particular description;

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(b)	are of merchantable quality;

(c)	are fit for a particular purpose; or

(d)	are durable for a reasonable period of time.

UBC is not liable for any loss, whether direct, consequential, incidental or special, which the Licensee or other third parties suffer arising from any defect, error or fault of the Technology, any Improvements, Products or Services, or their failure to perform, even if UBC is aware of the possibility of the defect, error, fault or failure. The Licensee acknowledges that it has been advised by UBC to undertake its own due diligence regarding the Technology, any Improvements, Products or Services.

8.2 Nothing in this Agreement:

(a)

constitutes a warranty or representation by UBC as to title to the Technology or any Improvements or that anything made, used, sold or otherwise disposed of under the license granted in this Agreement will not infringe the patents, copyrights, trade-marks, industrial designs or other intellectual property rights of any third parties, or any patents, copyrights, trade-marks, industrial design or other intellectual property rights owned, in whole or in part, by UBC, or licensed by UBC to any third parties;

(b)

constitutes an express or implied warranty or representation by UBC that the Licensee has, or will have the freedom to operate or practice the Technology or any Improvements, or the freedom to make, have made, use, sell or otherwise dispose of Products or provide Services; or

(c)

imposes an obligation on UBC to bring, prosecute or defend actions or suits against third parties for infringement of patents, copyrights, trade-marks, industrial designs or other intellectual property or contractual rights.

8.3 Notwithstanding Article 8.2, if there is an alleged infringement of the Technology or any UBC Improvements or Joint Improvements or any right with respect to the Technology or any UBC Improvements or Joint Improvements, the Licensee may, on receiving the prior written consent of UBC which is not to be unreasonably withheld or delayed, prosecute litigation designed to enjoin, address, or abate the infringers of the Technology or any UBC Improvements or Joint Improvements. Provided that it has first granted its prior written consent, which shall not be unreasonably withheld or delayed, UBC agrees to reasonably co-operate to the extent of signing all necessary documents and to vest in the Licensee the right to start the litigation, provided that all the direct and indirect costs and expenses of bringing and conducting the litigation or settlement are paid by the Licensee and all recovered damages and payments collected be deemed Sublicensing Fees for the purpose of calculating royalties owed to UBC under this Agreement, provided that the Licensee may deduct legal fees incurred by the Licensee expended solely for the purpose of prosecuting such infringement from such recovered damages and payments.

8.4 If any complaint alleging infringement of any patent or other proprietary rights is made against the Licensee or a sublicensee of the Licensee regarding the use of the Technology or any UBC Improvements or Joint Improvements or the development, manufacture, use or sale of the Products or provision of Services, the following procedure will be adopted:

(a)

the Licensee will promptly notify UBC on receipt of the complaint and will keep UBC fully informed of the actions and positions taken by the complainant and taken or proposed to be taken by the Licensee on behalf of itself or a sublicensee;

(b)

except as provided in Article 8.4(d), all costs and expenses incurred by the Licensee or any sublicensee of the Licensee in investigating, resisting, litigating and settling the complaint, including the payment of any award of damages and/or costs to any third party, will be paid by the Licensee or any sublicensee of the Licensee, as the case may be;

(c)

no decision or action concerning or governing any final disposition of the complaint will be taken without full consultation with, and approval by, UBC which approval shall not be unreasonably withheld or delayed;

(d)

UBC may elect to participate as a party in any litigation involving the complaint to the extent that the court may permit, but any additional expenses generated by such participation will be paid by UBC (subject to the possibility of recovery of some or all of the additional expenses from the complainant); and

(e)

the Licensee will pay all royalties payable under Article 5.1 of this Agreement to UBC in trust from the date UBC receives notice of the complaint and until a resolution of the complaint has been finalized. If the complainant is successful, then the royalties paid to UBC in trust under this Articles 8.4(e) will be returned to the Licensee, provided that the amount being returned to the Licensee is no more than the amount paid by the Licensee to the complainant in the settlement or other disposition of the complaint. If the complainant does not succeed, then UBC retains all royalties paid to it under this Article 8.4(e).

9.0	INDEMNITY & LIMITATION OF LIABILITY

9.1 The Licensee indemnifies, holds harmless and defends UBC, its Board of Governors, officers, employees, faculty, students, invitees and agents against any and all claims (including all associated legal fees and disbursements actually incurred) arising out of the exercise of any rights under this Agreement, including without limitation against any damages or losses, consequential or otherwise, arising in any manner at all from or out of the use of the Technology, any Improvements, Products or Services licensed under this Agreement by the Licensee or sublicensees, or their respective customers or end-users.

9.2 UBC’s total liability, whether under the express or implied terms of this Agreement, in tort (including negligence) or at common law, for any loss or damage suffered by the Licensee, whether direct, indirect or special, or any other similar damage that may arise or does arise from any breaches of this Agreement by UBC, its Board of Governors, officers, employees, faculty, students or agents, is limited to [***].

9.3 [***].

9.4 Notwithstanding the termination or expiration of this Agreement, the rights and obligations in Article 9 will survive and continue to bind the Licensee and its successors and permitted assigns.

10.0	PUBLICATION & CONFIDENTIALITY

10.1 Each party will keep and use the other party’s Confidential Information in confidence and will not, without the other party’s prior written consent, disclose the other party’s Confidential Information to any person or entity, except to the party’s directors, officers, employees, faculty, students, investors, potential investors, and professional advisors who require the Confidential Information to assist such party in performing its obligations under this Agreement. The Licensee will maintain an appropriate internal program limiting the distribution of UBC’s Confidential Information to only those officers, employees, investors, potential investors, and professional advisors who require such Confidential Information in performing the Licensee’s obligations under this Agreement and who have signed appropriate non-disclosure agreements.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

10.2 Any party required by judicial or administrative process to disclose the other party’s Confidential Information, will promptly notify the other party and allow it reasonable time to oppose the process before disclosing the Confidential Information.

10.3 UBC is not restricted from presenting at symposia, national or regional professional meetings, or from publishing in journals or other publications, accounts of its research relating to the Technology and any UBC Improvements and Joint Improvements, provided that with respect to the Confidential Information only, the Licensee is provided with copies of the proposed disclosure at least 60 days before the presentation or publication date and does not, within 30 days after delivery of the proposed disclosure, give notice to UBC indicating that it objects to the proposed disclosure. Any objection to a proposed disclosure will specify the portions of the proposed disclosure considered objectionable (the “Objectionable Material”). On receiving notice from the Licensee that any proposed disclosure contains Objectionable Material, UBC and the Licensee agree to work together to revise the proposed disclosure to remove or alter the Objectionable Material in a manner acceptable to both the Licensee and UBC, in which case the Licensee will withdraw its objection. UBC is not restricted from publishing or presenting the proposed disclosure as long as the Objectionable Material has been removed. Any Objectionable Material will not be disclosed for 6 months from the date UBC delivered the proposed disclosure to the Licensee. After 6 months from the date UBC delivered the proposed disclosure to the Licensee, UBC is free to present and/or publish the proposed disclosure whether or not it contains Objectionable Material. For greater clarity, UBC will not publish confidential business information of the Licensee without prior written approval from the Licensee.

10.4 The Licensee requires of UBC, and to the extent permitted by law UBC agrees, that this Agreement, and each part of it, is confidential and will not be disclosed to third parties, as the Licensee claims that the disclosure would or could reveal commercial, scientific or technical information and would significantly harm the Licensee’s competitive position and/or interfere with the Licensee’s negotiations with prospective sublicensees. Notwithstanding anything contained in Article 10, the Licensee acknowledges and agrees that UBC may identify the title of this Agreement, the parties to this Agreement and the names of the inventors of the Technology and any Improvements, and that UBC may also disclose to the inventors the amount of all payments made to UBC by the Licensee under this Agreement, the manner or method by which such payments were calculated and all Payment Reports delivered to UBC by the Licensee in connection with such payments.

10.5 Notwithstanding the termination or expiration of this Agreement, the rights and obligations in Article 10 survive and continue to bind the parties, their successors and permitted assigns.

11.0	PRODUCTION & MARKETING

11.1 The Licensee will not use the UBC Trade-marks or make reference to UBC or its name in any advertising or publicity, without the prior written consent of UBC. Without limitation, the Licensee will not issue a press release regarding this Agreement or the Technology or any UBC Improvements or Joint Improvements without first obtaining UBC’s written approval. If the Licensee is required by law to act in breach of this Article, the Licensee will provide UBC with sufficient prior notice to permit UBC to bring an application or other proceeding to contest the requirement.

11.2 The Licensee will obtain the infrastructure, expertise and resources to:

(a)	develop and commercialize the Technology and any UBC Improvements and Joint Improvements;

(b)	track and monitor on an ongoing basis performance under the terms of each sublicense entered into by the Licensee;

(c)	handle the Technology and any UBC Improvements and Joint Improvements with care and without danger to the Licensee, its employees, agents, or the public.

11.3 The Licensee will, throughout the Term:

(a)

Allocate to the development and commercialization of the Technology and any UBC Improvements and Joint Improvements a commercially reasonable degree of diligence, expertise, infrastructure, and resources, and

(b)

use commercially reasonable efforts to promote, market and sell the Products and Services and exploit the Technology and any UBC Improvements and Joint Improvements and to meet or cause to be met the market demand for the Products and Services and the potential use of the Technology and any UBC Improvements and Joint Improvements.

12.0	ACCOUNTING RECORDS & REPORTS

12.1 The Licensee will maintain at its principal place of business, or another place as may be most convenient, separate accounts and records of all Revenues, sublicenses and Sublicensing Revenues and all business done in connection with the Technology, any Improvements, Products and Services. The accounts and records will be in sufficient detail to enable proper returns to be made under this Agreement and the Licensee will cause its sublicensees to keep similar accounts and records.

12.2 The Licensee will complete and deliver to UBC:

(a)

within 30 days of each and every Royalty Due Date, a completed Payment Report in the form attached as Schedule “B”, (or an amended form as required by UBC from time to time) together with the royalty payable under this Agreement. A separate Payment Report will be prepared and delivered for each sublicense, including an accounting statement setting out in detail how the amount of Sublicensing Revenue was determined and identifying each sublicensee and the location of the business of each sublicensee. The first Payment Report will be submitted within 30 days of the first Royalty Due Date after the receipt of the first Revenue or Sublicensing Revenue, and thereafter a Payment Report will be delivered every 3 months regardless of whether any Revenue or Sublicensing Revenue was received in the preceding period; and

(b)	on or before December 31 of each year during the Term, starting on December 31, 2014 an Annual Report in the form attached as Schedule “C” (or an amended form as required by UBC from time to time).

12.3 The calculation of royalties will be carried out in accordance with generally accepted Canadian accounting principles, including the International Financial Reporting Standards (IFRS) applied on a consistent basis.

12.4 The Licensee will retain the accounts and records referred to in Article 12.1 for at least 6 years from when they were made and will permit a nationally recognized accounting firm, who is under confidentiality, to inspect, at UBC’s expense, the accounts and records during the Licensee’s normal business hours. The Licensee will provide to the representative all reasonable evidence necessary to verify the accounts and records and will allow copies to be made of the accounts, records and agreements. If an inspection of the Licensee’s records by UBC shows an under-reporting or underpayment by the Licensee of any amount to UBC, by more than 5% for any 12 month period, then the Licensee will reimburse UBC for the cost of the inspection as well as pay to UBC any amount found due (including any interest) within 30 days of notice by UBC to the Licensee.

12.5 UBC will use reasonable efforts to ensure that all information provided to UBC or its representatives under this Article remains confidential and is treated as confidential by UBC.

13.0	INSURANCE

13.1 During the Term (and for a period which is the longer of either 3 years after the end of the Term, or 3 years after the last Product or Service is sold) the Licensee will procure and maintain insurance (including public liability and commercial general liability insurance), as would be acquired by a reasonable and prudent businessperson carrying on a similar line of business.

13.2 Notwithstanding Article 13.1, one month before the First Use of the Technology or any Improvement, the Licensee will give notice to UBC of the terms and amount of the product liability, public liability, and commercial general liability insurance and such other types of insurance which it has placed. This insurance will:

(a)	be placed with a reputable and financially secure insurance carrier;

(b)	include UBC, its Board of Governors, faculty, officers, employees, students and agents as additional insureds;

(c)	provide coverage regarding all activities under this Agreement;

(d)	include a waiver of subrogation against UBC, and a severability of interest and cross-liability clauses; and

(e)	provide that the policy cannot be cancelled or materially altered except on at least 30 days’ prior notice to UBC.

13.3 UBC may from time to time require reasonable amendments to the terms or the amount of coverage contained in the Licensee’s insurance policy. The Licensee will provide to UBC for its approval certificates of insurance evidencing the coverage 7 days before the First Use of the Technology. The Licensee will not:

(a)	allow the First Use of the Technology or any Improvement to occur; or

(b)	sell any Product, provide any Service or allow any third party to use the Technology or any Improvement,

at any time unless an insurance certificate is provided to and approved by UBC, and the insurance outlined in Article 13.2 is in effect

13.4 The Licensee will also require each sublicensee to procure and maintain:

(a)

public liability and commercial general liability insurance and such other types of insurance as would be acquired by a reasonable and prudent businessperson carrying on a similar line of business; and

(b)

in any event, one month before the First Use of the Technology or any Improvement by the sublicensee, product liability, public liability and commercial general liability insurance in reasonable amounts, with a reputable and financially secure insurance carrier.

The Licensee will ensure that, to the extent that such insurance can be reasonably obtained, all sublicensees’ policies of insurance include UBC, its Board of Governors, faculty, officers, employees, students and agents as additional insureds.

14.0	ASSIGNMENT

14.1 Subject to Article 14.2, the Licensee will not assign, transfer, mortgage, pledge, financially encumber, grant a security interest, permit a lien to be created, charge or otherwise dispose of any or all of the rights granted to it under this Agreement without the prior written consent of UBC not to be unreasonably withheld or delayed.

14.2 UBC will have the right to assign its rights, duties and obligations under this Agreement to a company of which it is the sole shareholder, or a society which it has incorporated or which has purposes which are consistent with the objectives of UBC. If UBC makes such an assignment, the Licensee will release and discharge UBC from all obligations or covenants, provided that the company or society, as the case may be, signs a written agreement which provides that the company or society assumes all obligations or covenants from UBC and that the Licensee retains all rights granted to the Licensee under this Agreement.

15.0	GOVERNING LAW

15.1 This Agreement is governed by, and will be construed in accordance with, the laws of British Columbia and the laws of Canada in force in that province, without regard to its conflict of law rules. All parties agree that by executing this Agreement they have attorned to the jurisdiction of the Supreme Court of British Columbia. The parties agree that the British Columbia Supreme Court has exclusive jurisdiction over this Agreement.

16.0	NOTICES

16.1 All reports and notices or other documents that a party is required or may want to deliver to any other party will be delivered:

(a)	in writing; and

(b)	either by personal delivery or by registered or certified mail at the address for the receiving party set out in Article 16.2 or as varied by any notice.

Any notice personally delivered is deemed to have been received at the time of delivery. Any notice mailed in accordance with this Article 16.1 is deemed to have been received at the end of the fifth day after it is posted.

16.2 The address for delivery of notices and instructions for making payments to UBC are set out in the attached Schedule “D”. The address for delivery of notices to the Licensee is set out below:

AbCellera Biologics Inc.

2125 East Mall, Room 350

Vancouver, BC V6T-1Z4

Telephone: (604-827-2128)

17.0	TERM

17.1 The term (the “Term”) of this Agreement starts on the Start Date and ends on:

(a)	the day that is exactly 20 years later; or

(b)

the expiry of the last Patent licensed under this Agreement, whichever is last to occur, unless terminated earlier under Article 18. Upon expiration of the Term of this Agreement the Licensee will have a non-exclusive fully paid license to the Technology.

18.0	TERMINATION OF AGREEMENT

18.1 This Agreement may be terminated on notice to the Licensee if any proceeding under the Bankruptcy and Insolvency Act of Canada, or any other statute of similar purpose, is started by the Licensee, or is started against the Licensee and is not dismissed within 60 days after service of process on the Licensee.

18.2 UBC may, at its option, immediately terminate this Agreement by giving notice to the Licensee if one or more of the following occurs:

(a)

the Licensee becomes insolvent, as evidenced, for example (without limitation) by the appointment of a receiver, a receiver manager, the issuance of financial statements which according to GAAP would render the Licensee insolvent, the vacation of the Licensee’s chief place of business or the Licensee ceasing or threatening to cease carrying on business;

(b)

any execution or other process of any court becomes enforceable against the Licensee, or if any similar process is levied, on the rights under this Agreement or on any money due to UBC and is not released or satisfied by the Licensee within 30 days from the process becoming enforceable or being levied;

(c)

if the Licensee or any of its directors or officers have materially breached or otherwise failed to comply with any applicable securities laws, regulations or requirements, and the director or officer is not removed from the board within 30 days of receipt of notice from UBC to remove said director.

(d)	any resolution is passed or order made or other steps taken for the winding up, liquidation or other termination of the existence of the Licensee;

(e)

the Technology or any Improvements become subject to any security interest, lien, charge or encumbrance in favour of any third party claiming through the Licensee which is not released within 30 days of receipt of notice from UBC;

(f)	if the Licensee breaches any of Articles 4.1, 4.2, 4.3, 11.1 or 13;

(g)

if any sublicensee of the Licensee is in material breach of its sublicense with the Licensee, and which breach is damaging to UBC, and the Licensee does not cause the sublicensee to cure the breach, which may include termination of the sublicense agreement, within 30 days of receipt of notice from UBC; or

(h)

if the Licensee, or any Affiliated Company is in material breach of any other agreement between the Licensee or such Affiliated Company and UBC and the breach has not been cured within 30 days of receipt of written notice from UBC, which shall include notice that failure to cure such breach will result in termination of the License Agreement.

18.3 Other than as set out in Articles 18,1 and 18.2, either party may terminate this Agreement for any breach which is not remedied after providing the following notice to the party in breach:

(a)	30 days notice in the case of any breach which can reasonably be remedied within 30 days of the delivery of such notice; or

(b)

if the breach is capable of being cured but cannot be remedied within 30 days and the breach is not remedied within such further period as may be reasonably necessary, or within 90 days after receipt of notice, whichever is sooner.

18.4 If this Agreement is terminated under Article 18.1 to 18.3, the Licensee will make all outstanding royalty payments to UBC under Articles 5 and 6, and UBC may proceed to enforce payment of all outstanding royalties or other monies owed to UBC and to exercise any or all of the rights and remedies available under this Agreement or otherwise available by law or in equity, successively or concurrently, at the option of UBC. Within 5 days of the Effective Termination Date, the Licensee will have no further right of any nature at all in the Technology or any UBC Improvements or Joint Improvements, provided that the Licensee shall be entitled to continue to use the Technology and any UBC Improvements and any Joint Improvements for the purposes of completing the manufacture of all Products and the execution of all Services that are in process on the Effective Termination Date, until 6 months after the Effective Termination Date as reasonably necessary to satisfy its contractual obligations to third parties.

18.5 The Licensee (and subject to Article 4.4, all sublicensees) will cease to use the Technology or any UBC Improvements or Joint Improvement in any manner at all or to manufacture or sell the Products or provide any Service within 5 days from the Effective Termination Date, provided that the Licensee shall be entitled to continue to use the Technology and any UBC Improvements and any Joint Improvements for the purposes of completing the manufacture of all Products and the execution of all Services that are in process on the Effective Termination Date, until 6 months after the Effective Termination Date as reasonably necessary to satisfy its contractual obligations to third parties. The Licensee will then deliver to UBC an accounting within 7 months from the Effective Termination Date. The accounting will specify, in or on such terms as UBC may in its sole discretion require, the inventory or stock of Products manufactured and remaining unsold on the Effective Termination Date. Without limitation, if this Agreement is terminated under Article 18.1, no Products will be sold or Service provided without the prior written notice to UBC. The Licensee will continue to make royalty payments to UBC in the same manner specified in Articles 5 and 6 on all Products that are sold or Services that are provided in accordance with this Article 18.5, notwithstanding anything contained in, or any exercise of rights by UBC, under Article 18.4.

18.6 Notwithstanding the termination or expiration of this Agreement, Article 12 remains in full force and effect until 6 years after:

(a)	all payments of royalty required to be made by the Licensee to UBC under this Agreement have been made by the Licensee to UBC; and

(b)	any other claim or claims of any nature or kind at all of UBC against the Licensee has been settled.

19.0	MISCELLANEOUS COVENANTS OF LICENSEE

19.1 The Licensee represents and warrants to UBC that the Licensee is a corporation duly organized, existing and in good standing under the laws of British Columbia and has the power, authority and capacity to enter into this Agreement and to carry out the transactions contemplated by this Agreement, all of which have been duly and validly authorized by all requisite corporate proceedings.

19.2 The Licensee will comply with all laws, regulations and ordinances, whether Federal, State, Provincial, County, Municipal or otherwise, with respect to the Technology, Improvements, Products or Services and this Agreement.

19.3 The Licensee acknowledges and agrees that UBC will own the results of any testing, evaluation, or analysis of the Technology and any UBC Improvements or Joint Improvements conducted by, or for, the Licensee or any sublicensee during the Term, including any data, test results, specifications, papers or other materials prepared in connection with such testing, evaluation, or analysis of the Technology, and that such data will be returned to UBC on any expiry or termination of this Agreement. For clarity this data will not include information on Cellular Components.

19.4 The Licensee will pay all reasonable legal expenses and costs incurred by UBC in negotiating and drafting this Agreement.

19.5 The Licensee will pay all reasonable legal expenses and costs in excess of CDN. $1,000, incurred by UBC regarding any amendments of this agreement, or consents and approvals required from UBC.

19.6 The Licensee will pay all taxes and any related interest or penalty designated in any manner at all and imposed as a result of the existence or operation of this Agreement, including without limitation tax which the Licensee is required to withhold or deduct from payments to UBC. The Licensee will provide to UBC evidence as may be required by Canadian authorities to establish that the tax has been paid. The royalties specified in this Agreement are exclusive of taxes. If UBC is required to collect a tax to be paid by the Licensee or any of its sublicensees, the Licensee will pay the tax to UBC on demand.

19.7 The obligation of the Licensee to make all payments under this Agreement is absolute and unconditional and is not, except as expressly set out in this Agreement, affected by any circumstance, including without limitation any set-off, compensation, counterclaim, recoupment, defence or other right which the Licensee may have against UBC, or anyone else for any reason at all, except for a breach of any of the representations or warranties by UBC in 19.9.

19.8 The Licensee will pay interest on all amounts due and owing to UBC under this Agreement but not paid by the Licensee on the due date, at the rate of 12.68% per annum, calculated annually not in advance. The interest accrues on the balance of unpaid amounts from time to time outstanding, from the date on which portions of the amounts become due and owing until payment in full.

19.9 UBC represents and warrants to the Licensee that UBC has the power, authority and capacity to enter into this Agreement and to carry out the transactions contemplated by this agreement, all of which have been duly and validly authorized by all requisite proceedings.

20.0	MANAGEMENT OF CONFLICTS OF INTEREST

20.1 The Licensee acknowledges that it is aware of UBC’s Conflict of Interest Policy #97, Patent and Licensing Policy #88 and Research Policy #87 (www.universitycounsel.ubc.ca/policies/policies.html), and that UBC may amend these policies or introduce new policies from time to time.

20.2 Subject to Article 20.3 the Licensee and UBC agree, that:

(a)

the facilities and research programs of the Licensee will be conducted independently of all UBC facilities, faculty, students or staff, and in particular, independently of and from the Investigator(s) and the laboratory facilities made available to the Investigator(s) by reason of the Investigator(s)’ employment at UBC;

(b)	no students, post-doctoral fellows or other UBC staff will participate or be involved in the Licensee’s research, projects or utilize its facilities; and

(c)	any disclosures of inventions made by the Investigator(s) to the Licensee will be immediately forwarded by the Licensee to UBC.

20.3 The Licensee and UBC may, from time to time, enter into written agreements to permit activities which would otherwise be prohibited by Article 20.2. For further clarity, the Licensee may, through a rental agreement with UBC, obtain access to the laboratory facilities used by the Investigator, which will include appropriate compensation to UBC in exchange for the use of this space, or may engage with UBC employees to advance Licensee research through a contract research agreement.

21.0	GENERAL

21.1 Nothing contained in this Agreement is to be deemed or construed to create between the parties a partnership or joint venture. No party has the authority to act on behalf of any other party, or to commit any other party in any manner at all or cause any other party’s name to be used in any way not specifically authorized by this Agreement.

21.2 Subject to the limitations in this Agreement, this Agreement operates for the benefit of and is binding on the parties and their respective successors and permitted assigns.

21.3 No condoning, excusing or overlooking by any party of any default, breach or non-observance by any other party at any time or times regarding any terms of this Agreement operates as a waiver of that party’s rights under this Agreement. A waiver of any term or right under, this Agreement will be in writing signed by the party entitled to the benefit of that term or right, and is effective only to the extent set out in the written waiver.

21.4 No exercise of a specific right or remedy by any party precludes it from or prejudices it in exercising another right or pursuing another remedy or maintaining an action to which it may otherwise be entitled either at law or in equity.

21.5 All terms which require performance by the parties after the expiry or termination of this Agreement, will remain in force despite this Agreement’s expiry or termination for any reason.

21.6 Part or all of any Article that is indefinite, invalid, illegal or otherwise voidable or unenforceable may be severed and the balance of this Agreement will continue in full force and effect.

21.7 The Licensee acknowledges that the law firm of Richards Buell Sutton LLP has acted solely for UBC in connection with this Agreement and that all other parties have been advised to seek independent legal advice.

21.8 This Agreement sets out the entire understanding between the parties and no changes are binding unless signed in writing by the parties to this Agreement.

21.9 Time is of the essence of this Agreement.

21.10 Unless the contrary intention appears, the singular includes the plural and vice versa and words importing a gender include other genders.

SIGNED BY THE PARTIES AS AN AGREEMENT on the 16th day of December, 2013 but effective as of the Start Date.

SIGNED FOR AND ON BEHALF of

THE UNIVERSITY OF BRITISH COLUMBIA

by its authorized signatories:

/s/ J.P. Heale
Authorized Signatory

J.P. Heale, PhD, MBA
Associate Director
University-Industry Liaison Office

Authorized Signatory

SIGNED FOR AND ON BEHALF of

ABCELLERA BIOLOGICS INC.
by its authorized signatories:

/s/ Carl L. Hansen
Authorized Signatory

Carl L. Hansen, CEO and President
Please print Name and Title of Signatory

Authorized Signatory

Please print Name and Title of Signatory

SCHEDULE “A”

The “Core Patents”

[***]

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

SCHEDULE “A-1”

The “FOU Patents”

[***]

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

SCHEDULE “B”

Payment Report for the Period dd/mm/yy to dd/mm/yy

[***]

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

SCHEDULE “C”

UBC License Agreement Annual Report

[***]

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

SCHEDULE “D”

ADDRESS FOR NOTICES & PAYMENT INSTRUCTIONS

[***]

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

VIA COURIER

Carl Hansen

President and CEO

AbCellera Biologics Inc.

PO Box 10424 Pacific Centre, 1300-777 Dunsmuir Street

Vancouver, BC V7Y1K2

Dear Carl,

Re:	10-034 - License Agreement between The University of British Columbia (“UBC”) and AbCellera Biologics Inc. (“Abcellera”) dated the 16th December 2013 (the “Agreement”) Amendment No. 1

UBC and Abcellera have executed the Agreement and hereby agree to amend the Agreement as follows:

Schedule “A”, listing Core Patents, is removed and replaced with Schedule A provided below.

Schedule A-1, listing FOU Patents, is removed and replaced with Schedule A-1 provided below.

Article 3.1 will be removed and replaced with:

(a)

a worldwide, exclusive license to use and sublicense the Core Technology and related UBC Improvements and/or Joint Improvements to manufacture, have made, distribute and sell the Products and provide Services made from or based on the Core Technology and related UBC Improvements and/or Joint Improvements;

(b)

a worldwide, exclusive license to use and sublicense the FOU Technology and related UBC Improvements and/or Joint Improvements solely within the Antibody Field of Use (but not the Excluded Fields of Use), and to manufacture, have made, distribute and sell Products and provide Services made from or based on the FOU Technology and related UBC Improvements and/or Joint Improvements solely within the Antibody Field of Use (but not the Excluded Fields of Use); and

Article 3.2 (a) will be removed and replaced with

(a)	Licensee will have no right to practice the FOU Technology and related UBC Improvements and/or Joint Improvements made and/or acquired after the Start Date in the Excluded Fields of Use; and

All other terms and conditions of the Agreement will remain in full force and effect and will continue for the duration of the Agreement. The Agreement and this Amendment No. 1 will be read together and constitute one agreement.

This Amendment to the Agreement may be signed in counterparts either through original copies or by facsimile or electronically each of which will be deemed an original and all of which will constitute the same instrument.

Sincerely,

/s/ Lynsey Huxham
Lynsey Huxham
Technology Transfer Manager

SIGNATURE PAGE FOLLOWS

SIGNED FOR AND ON BEHALF of
THE UNIVERSITY OF BRITISH COLUMBIA
by its authorized signatories:

/s/ Mario A. Kasapi
Authorized Signatory

Mario A. Kasapi, Associate Director University – Industry Office
Name and Title

SIGNED FOR AND ON BEHALF of
ABCELLERA BIOLOGICS INC. CORPORATION
by its authorized signatory:

/s/ Carl L. Hansen
Authorized Signatory

Carl L. Hansen, CEO and President
Name and Title of Signatory

SCHEDULE “A”

The “Core Patents”

[***]

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

SCHEDULE “A-l”

The “FOU Patents”

[***]

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.